Exhibit 23.5

ERM Consultants Canada Ltd.

March 21, 2018

TO:	Seabridge Gold Inc. United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

Ladies and Gentlemen:

Reference is made to the following reports:

•	Courageous Lake Prefeasibility Study dated as of September 5, 2012 and revised and reissued November 11, 2014

•	2016 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update and Preliminary Economic Assessment dated October 6, 2016 (collectively, the "Reports")

In connection with the Company’s Annual Report on Form 40-F (the “40-F”), to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, I, Rolf Schmitt, M.Sc., P.Geo, on behalf of myself, Pierre Pelletier, P.Eng and ERM Consultants Canada Ltd., hereby:

1.	consent to the public filing of the Reports and the use of any extracts from or a summary of the Reports in the 40-F;

2.	consent to the use of my name, the name of Pierre Pelletier, P.Eng. and ERM Consultants Canada Ltd.'s name and references to the Reports, or portions thereof, in the 40-F and to the inclusion or incorporation by reference of information derived from the Reports in the 40-F;

3.	confirm that I have read the 40-F and that it fairly and accurately represents the information in the sections of the Reports for which I am responsible; and

4.	confirm that I have read the 40-F and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within my knowledge as a result of the services performed by me in connection with the Reports.

Yours truly,

/s/ Rolf Schmitt
Rolf Schmitt, M.Sc., P.Geo